Exhibit 10.39
Compensation Arrangements with Outside Directors
     Beginning in July 2007, non-management (outside) directors will be paid:
•	a quarterly retainer of $19,375;

•	$2,000 for each in-person Board meeting attended;

•	$1,500 for each telephonic Board meeting attended;

•	$2,000 for each in-person committee meeting attended; and

•	$1,500 for each telephonic committee meeting attended.
Directors who attend an in-person Board or committee meeting telephonically will be paid 75% of the applicable in-person meeting fee.
     Committee chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees will be paid an additional annual fee of $12,500. The Audit Committee chairperson will be paid an additional annual fee of $20,000. Each outside director who is elected at FedEx’s 2007 annual meeting will receive a stock option for 4,400 shares of FedEx common stock on the date of the 2007 annual meeting. Any outside director appointed to the Board after the 2007 annual meeting will receive a stock option for 4,400 shares of FedEx common stock upon his or her appointment.